Exhibit 10.65

UNIVERSITY OF MASSACHUSETTS

ADVANCED CELL TECHNOLOGY

MATERIALS TRANSFER AGREEMENT

This Agreement is among the University of Massachusetts (“UMass”), Advanced Cell Technology, Inc. (“ACT”), University of Colorado (the “Institution”), and Curtis R. Freed, M.D. (“Researcher”).  The Institution and the Researcher are collectively referred to in this Agreement as the “Recipients.”

UMass believes that tangible research materials should be made freely available among academic institutions for noncommercial research.  However, UMass has granted an exclusive license to ACT to use the tangible research materials exchanged under this Agreement for commercial purposes.  Although UMass has the right to transfer these materials for noncommercial research without ACT approval, UMass recognizes that ACT has a legitimate interest in preserving commercial rights in discoveries that may arise through academic use of the materials.  UMass has therefore altered its standard form Academic Materials Transfer Agreement to accommodate the legitimate commercial interests of ACT while maintaining the free exchange of tangible research materials for noncommercial, academic research.

The parties hereby agree as follows:

1. Requested Materials.  The term “Materials” shall mean the following tangible materials that are requested by Researchers and furnished by UMass under the terms of this Agreement:

Bovine fetuses (30-60 days of gestation).  These fetuses will be derived from fertilized embryos, nuclear transfer embryos and/or nuclear transfer transgenic embryos.  In some cases, fetal tissue from the above embryos

“Materials” shall also include any other materials routinely produced through use of such tangible materials, including, for example, any progeny derived from a cell line, monoclonal antibodies produced by hybridoma cells, DNA or RNA replicated from isolated DNA or RNA, recombinant proteins produced by a recombinant cell line, recombinant proteins produced through use of isolated DNA or RNA, and substances routinely purified from any source material included in the materials (such as recombinant proteins isolated from a cell extract or supernatant by non-proprietary affinity purification methods).

2. Limited Use of Materials. The Recipients agree to use the Materials only for the following experimental research under the direct supervision of Researcher, and not for any other purpose:

Determine tyrosine hydroxylase activity in neural cells (bovine).

Determine grafting of neural cells (bovine) in Rat models.

The Recipients shall use the Materials only in compliance with all applicable federal, state, and local laws and regulations.  The Recipients shall not use the Materials in any in vivo experiments on human subjects without the prior written consent of UMass.

3. Limited Disposition of Materials.  The Materials shall remain on the premises of the Institution.  The Recipients shall not distribute any Materials to any third party other than employees or students of Institution who are working under the supervision of Researcher. Upon completion of the research or sooner at the request of UMass, the Recipients shall at the instruction of UMass either destroy or return any unused Materials.

4. Ownership of Materials. The Recipients acknowledge and agree that all title and intellectual property rights in the Materials are and shall be owned by UMass. The Recipients agree to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of UMass in the Materials.

5. Ownership of Intellectual Property. The Institution and Researcher shall promptly inform UMass if either intends to commercialize, to file a patent application claiming, or to assert any intellectual property rights in any research results obtained using the Materials. UMass and the Institution agree to negotiate in good faith their respective ownership of the research results and any intellectual property rights therein based on their relative contributions to such rights and on any applicable laws relating to ownership of such rights, including without limitation those relating to inventorship and authorship.

6. License Option to ACT. Recipients shall notify ACT promptly of any discoveries, inventions, data, modifications, new substances, and other results of any research using the Materials (“Research Results”). To the extent permitted by law and any conflicting obligations to non-profit sponsors of research, the Recipients hereby grant ACT a first option to obtain an exclusive, worldwide license under any intellectual property rights in any Research Results (the “License Option”). ACT may exercise the License Option upon written notice to the Recipients within thirty (30) days from the date upon which ACT receives notice of the relevant Research Results. In the event that ACT elects to exercise the License Option, the parties shall attempt to negotiate in good faith a license agreement containing commercially reasonable terms and pricing. If the parties are unable to reach agreement within ninety (90) days after the date upon which ACT exercised the license option (the “Negotiation Period”), then the Recipients will be free to offer such rights to third parties; provided, however, that for a period of one (1) year after the Negotiation Period, the Recipients may only offer such rights to third parties on terms and pricing which in the aggregate are no more favorable than those last offered to ACT, unless the more favorable terms and pricing have first been offered in writing to ACT and either (i) ACT has declined in writing to accept such terms and pricing or (ii) ACT has not responded after a period of thirty (30) days from the date of such offer. The Recipients shall not use Materials in research that is subject to a licensing obligation to another commercial entity without the prior written consent of ACT.

7. Publication Rights. Researcher shall have the unrestricted right to publish the results of any research using the Materials; however, in order to prevent the inadvertent loss of patent rights, the Recipients shall provide ACT with pre-prints or abstracts of any proposed presentation or paper describing any Research Results at least sixty (60) days prior to publication.

8. No Warranties. Any Materials delivered pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. UMASS MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. WITH RESPECT TO THE MATERIALS, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

9. Indemnification. The Recipients assume all liability for damages which may arise from the use, storage, or disposal of the Materials.  To the extent permitted by applicable law, the Institution agrees to indemnify, defend, and hold harmless UMass and its directors, officers, representatives, employees, and agents against all losses, expenses (including without limitation any legal expenses), claims, demands, suits, or other actions arising from the use, storage, or disposal of the Materials by the Recipients, except to the extent caused by the recklessness or willful misconduct of UMass.

The parties hereby execute this Agreement effective as of the date last written below.

INSTITUTION		RESEARCHER

By:	/s/	/s/ Curt R. Freed
Name: University of Colorado, Health Sci. Ctr.		Name: Curt R. Freed, M.D.
Title: DIRECTOR		Date: January 6, 1997
Date: January 6, 1997

UNIVERSITY OF MASSACHUSETTS		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ E. Bradley Moynahan	By:	/s/ Steven L. Stice
Name: E. Bradley Moynahan		Name: Steven L. Stice
Title: Dir. Commercial Ventures / Intellectual Property UM/Amherst		Title: Vice President, Research & Development
Date: January 2, 1997		Date: January 2, 1997